Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No.1 to the Registration Statement (Form S-4) and related Prospectus of Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. for the registration of $500,000,000 of 5.75% Senior Notes due 2025 and Guarantees of 5.75% Senior Notes due 2025 and to the inclusion therein of our report dated February 24, 2017, with respect to the consolidated financial statements of Crestwood Midstream Partners LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

June 9, 2017